EXHIBIT 99

                             [LOGO] GENTEX
                                  CORPORATION

CONTACT:    Connie Hamblin                        RELEASE:  July 16, 2003
            (616) 772-1800

                     GENTEX REPORTS RECORD REVENUES AND NET
                         INCOME FOR THE SECOND QUARTER

      ZEELAND, Michigan, July 16, 2003 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record revenues and net income for the second quarter and six months ended June 30, 2003.

      For the second quarter of 2003, the Company reported a 22 percent increase in net income to $26.1 million, or 34 cents per share, on record revenues of $116.9 million. In the comparable 2002 quarter, the Company reported net income of $21.3 million, or 28 cents per share, on revenues of $97.3 million.

      For the first six months of 2003, net income increased 29 percent to $52.0 million, or 68 cents per share, on record revenues of $232.2 million. For the comparable 2002 period, Gentex reported net income of $40.3 million, or 53 cents per share, on revenues of $186.4 million.

      "We had an excellent second quarter, with growth in both unit volume and feature content," said Garth Deur, Gentex executive vice president. "The percentage increase in our exterior mirror product line continues to outpace the growth rates in interior mirrors, as our customers recognize the significant role of exterior mirrors in eliminating glare during nighttime driving."

      Deur said that, despite the uncertainties in the economy, he is cautiously optimistic about the last six months of calendar 2003 and that the Company currently is on track for growth in mirror unit shipments this year of approximately 15 percent.

      Total Night Vision Safety(TM) (NVS(R)) Mirror shipments in the second quarter of 2003 were 2.5 million units, an approximate 11 percent increase over the approximately 2.3 million units reported in the same 2002 quarter. Total automotive revenues in the second quarter of 2003 increased by 21 percent compared with the same prior year period.

      For the first six months of 2003, total unit shipments reached a record
5.1 million, an approximate 17 percent increase over the first six months of 2002. Total automotive revenues in the first six months of 2003 increased by approximately 26 percent compared to the same prior year period.

      Revenues in the Company's Fire Protection Products Group increased by four percent in the second quarter to $6.0 million, and increased two percent for the first six months of 2003 to $11.2 million, compared with the same periods last year.

         Certain matters discussed in this news release, including unit growth rate projections and estimates, are forward-looking statements which involve certain risks and uncertainties, and are subject to change based on various market, industry and other important factors. The Company cautions investors that numerous factors (some of which are outlined in the Company's Form 10-K filed with the Securities and Exchange Commission and other interim reports) and future events may affect the Company's actual results, and may cause those results to differ materially from those expressed in this news release. Furthermore, Gentex undertakes no obligation to update, amend, or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

      A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. Eastern Daylight Savings Time today. To access that call, go to www.gentex.com and select "Investor Information" and "Audio Archives." Other conference calls hosted by the Company will also be available at that site in the future.

      Gentex Corporation (The Nasdaq Stock Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. The Company develops, manufactures and markets proprietary electro-optic products, including interior and exterior electrochromic, automatic-dimming Night Vision Safety(TM) (NVS(R)) automotive rearview mirrors that dim in proportion to the amount of headlight glare from trailing vehicle headlamps, and an extensive line of fire protection products for commercial applications.

      Gentex was the first company in the world to successfully develop and produce a commercial electrochromic mirror for the motor vehicle industry. The Company is the leading supplier of these mirrors to the worldwide automotive industry. Gentex OEM customers include Acura, Audi, Bentley, BMW, DaimlerChrysler, Fiat, Ford, General Motors, Hyundai, Infiniti, Isuzu, Kia Motors, Lexus, Mitsubishi, Nissan, Opel, Renault Samsung, Rover, Rolls Royce, SsangYong Motors, Toyota and Volkswagen. Gentex accessory customers include Gulf States Toyota Distributors, Mito Corporation, Southeast Toyota Distributors, Subaru Distributors NE and Toyota Motor Sales USA.

      Founded in 1974, Gentex operates out of four facilities in Zeeland, Michigan; an automotive sales office in Livonia, Michigan; automotive sales and engineering subsidiaries in Germany, Japan, the United Kingdom, France and Korea; and four regional U.S. sales offices for the Fire Protection Products Group. The Company is recognized for its quality products, its application of world class manufacturing principles, for its commitment to developing and maintaining a highly skilled workforce, and for encouraging employee ownership of the Company's stock.


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

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                                         (unaudited)
                                                                   Three Months Ended                     Six Months Ended
                                                                        June 30,                              June 30,
                                                               2003                2002               2003                2002
                                                           -------------       ------------       -------------       -------------
Net Sales                                                  $ 116,917,332       $ 97,346,344       $ 232,225,896       $ 186,394,812
Costs and Expenses
  Cost of Goods Sold                                          68,635,744         58,280,926         135,828,313         112,138,732
  Engineering, Research & Development                          6,310,886          5,623,863          12,518,622          11,209,603
  Selling, General & Administrative                            6,090,320          5,243,953          11,616,996          10,284,298
  Other Expense (Income)                                      (2,771,957)        (3,376,165)         (4,772,912)         (6,891,314)
                                                           -------------       ------------       -------------       -------------

Total Costs and Expenses                                      78,264,993         65,772,577         155,191,019         126,741,319
                                                           -------------       ------------       -------------       -------------

Income Before Provision
  for Income Taxes                                            38,652,339         31,573,767          77,034,877          59,653,493

Provision for Income Taxes                                    12,562,000         10,263,000          25,036,000          19,389,500
                                                           -------------       ------------       -------------       -------------

Net Income                                                 $  26,090,339       $ 21,310,767       $  51,998,877       $  40,263,993
                                                           =============       ============       =============       =============
Earnings Per Share
  Basic                                                            $0.34              $0.28               $0.68               $0.53
  Diluted                                                          $0.34              $0.28               $0.68               $0.53
Weighted Average Shares:
  Basic                                                       75,992,364         75,685,015          75,974,343          75,494,641
  Diluted                                                     76,878,488         76,619,056          76,813,994          76,482,761

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     (unaudited)
                                                       June 30,        Dec 31,
                                                         2003           2002
                                                     ------------   ------------
ASSETS
Cash and Short-Term Investments                      $275,012,396   $215,650,801
Other Current Assets                                   72,162,597     61,147,608
                                                     ------------   ------------

Total Current Assets                                  347,174,993    276,798,409

Plant and Equipment - Net                             125,362,669    124,982,665
Long-Term Investments and Other Assets                209,596,137    207,391,593
                                                     ------------   ------------

Total Assets                                         $682,133,799   $609,172,667
                                                     ============   ============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                                  $ 33,985,530   $ 29,060,035
Long-Term Debt                                                  0              0
Deferred Income Taxes                                  11,946,091      6,472,270
Shareholders' Investment                              636,202,178    573,640,362
                                                     ------------   ------------

Total Liabilities & Shareholders' Investment         $682,133,799   $609,172,667
                                                     ============   ============


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

-----------------------------------------------------------------------------------------------------
                                                    NVS MIRROR UNIT SHIPMENTS
                                                          (Thousands)
-----------------------------------------------------------------------------------------------------
                                       Second Quarter                  Six Months Ended
                                       Ended June 30,                      June 30,
-----------------------------------------------------------------------------------------------------
                                       2003      2002      % Change      2003     2002      % Change
-----------------------------------------------------------------------------------------------------
 Domestic Interior                      968       925           5%      1,923    1,783           8%
-----------------------------------------------------------------------------------------------------
 Domestic Exterior                      434       382          14%        859      731          18%
-----------------------------------------------------------------------------------------------------
 Total Domestic Units                 1,403     1,307           7%      2,782    2,514          11%
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
 Foreign Interior                       802       713          12%      1,604    1,338          20%
-----------------------------------------------------------------------------------------------------
 Foreign Exterior                       329       257          28%        683      482          42%
-----------------------------------------------------------------------------------------------------
 Total Foreign Units                  1,131       970          17%      2,287    1,820          26%
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
 Total Interior Mirrors               1,770     1,638           8%      3,527    3,121          13%
-----------------------------------------------------------------------------------------------------
 Total Exterior Mirrors                 764       639          20%      1,542    1,213          27%
-----------------------------------------------------------------------------------------------------
 Total Mirror Units                   2,534     2,278          11%      5,069    4,334          17%
-----------------------------------------------------------------------------------------------------

      Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.


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